Statements re computation of per share earnings                         Exhibit 11
(In Thousands Except for Per Share Data)

                                                        Year ended December 31
                                                  ---------------------------------
                                                     1999        1998        1997
                                                  ---------   ---------   ---------
BASIC NET INCOME PER SHARE
Weighted average common stock outstanding.......    10,616      10,521      10,396
                                                  =========   =========   =========
Net income......................................   $22,375     $20,213     $17,915
                                                  =========   =========   =========
Basic net income per share......................     $2.11       $1.92       $1.73
                                                  =========   =========   =========

DILUTED NET INCOME PER SHARE
Weighted average common stock outstanding.......    10,616      10,521      10,396

Common equivalent shares for stock options using
    the treasury stock method...................       153         217         181
                                                  ---------   ---------   ---------
Weighted average shares outstanding.............    10,769      10,738      10,577
                                                  =========   =========   =========
Net income......................................   $22,375     $20,213     $17,915
                                                  =========   =========   =========
Diluted net income per share....................     $2.08       $1.88       $1.70
                                                  =========   =========   =========

All share and per share information has been adjusted for the 3% stock dividend declared in November 1999.